UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 28, 2010

(Date of Earliest Event Reported)

Commission file number: 1-3203

CANAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 East Cary Street Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 804-697-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

Canal Corporation (the “Corporation”), a debtor-in-possession in Case No. 08-36642-DOT in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”), has reached preliminary agreement on a compromise settlement with the United States on the claims of the United States against the Corporation for federal income taxes. The settlement is subject to finalization with the Internal Revenue Service and approval by the Bankruptcy Court.

The claim which is the subject of the proposed settlement relates primarily to federal income taxes arising from a 1999 leveraged partnership transaction involving the Corporation’s former commercial and industrial tissue business, Wisconsin Tissue Mills Inc. The leveraged partnership transaction was intended to defer income tax for the Corporation on the taxable gain on the transaction for the duration of the partnership. The Corporation sold its interest in the leveraged partnership, and paid the full income tax associated with the taxable gain, in 2001.

The structure of the leveraged partnership was based on the advice of professional advisors to the Corporation. The tax treatment of the leveraged partnership transaction was challenged as a “disguised sale” by the Internal Revenue Service and the issues were litigated in the United States Tax Court (Canal Corporation v. Commissioner, 135 T.C., No. 9). An opinion by Judge Kroupa of the Tax Court on August 5, 2010 found that the Corporation’s leveraged partnership transaction was a “disguised sale” for federal tax purposes and that the Corporation was liable for the interest on the tax on the gain, which tax was paid in 2001 rather than in 1999. The Court also found the Corporation liable for an accuracy-related penalty for a substantial underpayment of income tax in 1999, with interest thereon.

Based on the Tax Court’s finding, the amount of the priority interest claim on the income tax not paid in 1999 is approximately $42 million. This amount substantially exceeds the assets of the estates of the Corporation and its related Chapter 11 debtors. The terms of the proposed settlement will be set forth in full in the settlement agreement which must be filed with and approved by the Bankruptcy Court. Generally, under the proposed settlement the government’s (i) priority interest claim of approximately $42 million and (ii) penalty claim of approximately $36.7 million, with interest thereon of approximately $28 million, would be settled for an amount equal to 50% of the assets distributed under a Chapter 11 plan to claimants with the same priority as the government’s priority interest claim or to lower priority claims. If the settlement is approved, the Corporation estimates that the government would receive approximately $2 million of the estate’s approximately $4 million currently estimated to be available for priority claims or unsecured claims after approval of a Chapter 11 plan by the Bankruptcy Court.

The Corporation believes strongly that the opinion of Judge Kroupa is wrong as a matter of law, both as to the characterization of the leveraged partnership transaction as a “disguised sale” and as to imposition of the accuracy-related penalty. In addition, Judge Kroupa’s opinion upholding the accuracy-related penalty fails to mention key undisputed facts that are incompatible with her conclusion.

After consultation with its advisors and a thorough review of the alternatives related to the Tax Court decision, the Board of Directors of the Corporation has concluded in its business judgment that it is in the best interests of the Corporation, including its creditors, to approve the proposed settlement with the United States. The Board of Directors affirmed its belief that the Tax Court decision is seriously flawed and erroneous, but it cannot justify prosecuting an appeal of the Tax Court decision as compared to accepting the proposed settlement with the United States. Approval of the settlement by the Bankruptcy Court is expected to be sought at a hearing on November 30, 2010. The Corporation is filing a Notice of Appeal of the Tax Court decision to protect its right to appeal if the agreement with the United States is not finalized or approved by the Bankruptcy Court.

The information in this Form 8-K is furnished for informational purposes only and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor will such information be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANAL CORPORATION
(Registrant)

Date: October 28, 2010	BY:	/s/ J.P. Causey Jr.
J.P. Causey Jr.
Executive Vice President, Secretary & General Counsel